Exhibit 10.5

FIRST AMENDMENT TO

TECHNOLOGY TRANSFER AGREEMENT

THIS FIRST AMENDMENT TO TECHNOLOGY TRANSFER AGREEMENT (hereinafter “Amendment”) is made and entered into this 16th day of February, 2006, by and between UNIVERSITY OF KANSAS MEDICAL CENTER, an educational institution organized under the laws and statutes of the State of Kansas (“KUMC”), University of Kansas Medical Center Research Institute, Inc., a Kansas not-for-profit corporation (“RI”), and GARY W. WOOD, PH.D., an individual (“Recipient”).

Whereas, on or about June 30, 1999, the parties hereto entered into that certain Technology Transfer Agreement (hereinafter “Agreement”); and

Whereas, the Agreement defined the purchase price for the Technology (Technology being a defined term within the Agreement); and

Whereas, the Agreement defined the scope of the Technology to which the Agreement applied; and

Whereas, the Agreement set the time period for the payment of the purchase price; and Whereas, the parties hereto desire to amend the Agreement;

Now, therefore, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

ITEM I. Article II of the Agreement shall be deleted and the following shall be inserted in lieu thereof:

ARTICLE II

PURCHASE PRICE, PAYMENT, REPORTS AND RECORDS

2.1 Purchase Price. The purchase price for the Technology to be paid by Recipient, or his successors and assigns, to RI, as agent of KUMC, shall be as follows:

(a) KUMC shall receive a payment equal to four percent (4%) of Net Sales from all sales of Therapeutic Product(s) made by Recipient, Recipient’s Affiliates, successors, assigns, licensees or sub-licensees, within twenty (20) years subsequent to the date of the First Commercial Sale.

(b) The purchase price obligations shall survive the sale, transfer or assignment of the Technology to any third party. Recipient will include, in any such transaction, provision for the payment of the purchase price to KUMC. Said obligations will continue in full force and effect for the time period as identified in Section 2.1 (a), and will be binding upon the successors and assigns of Recipient.

Therapeutic Product(s) shall be deemed sold when billed.

2.2 Payment. All amounts payable hereunder shall accrue on the date of sale; all remittances thereof shall be made within forty-five (45) days after the last days of March, June, September and December, with respect to all amounts accrued for the preceding calendar quarter. Payments shall be made in lawful currency of the United States. Payments shall be made to University of Kansas Medical Center Research Institute, Inc., 5009 Wescoe, 3901 Rainbow Boulevard, Kansas City, Kansas 66160-7702, Tax ID No. 48-1108830, referencing Technology.

2.3 Records. Recipient, or his successors and assigns, shall keep complete books and records of all the Therapeutic Product(s) sold by Recipient, or his successors and assigns, and royalties received by Recipient, or his successors and assigns, in sufficient detail to enable the royalties payable hereunder to be accurately determined. Recipient further agrees to permit (or to cause his successors and assigns to permit) such books and records and such other books and records as may be necessary to such determination to be examined at all reasonable times during business hours, provided KUMC and RI shall not, except as otherwise provided herein, be permitted to examine such books and records more than once in each calendar year. Requests for further review of such books during a calendar year shall be reasonably considered and not unreasonably withheld by Recipient or his successors and assigns upon proper notice.

2.4 Reports. Recipient, or his successors and assigns, shall provide quarterly to RI a report detailing all sales of Therapeutic Product(s). Recipient, or his successors and assigns, shall also report all transfers of the Technology ownership and all licensing and sublicensing of the Technology. The report shall also contain a discussion of intended efforts to commercialize the Technology and sales projections for the time period in which the report is submitted.

2.5 Definitions. As used in this Agreement, the following terms shall have the meaning set forth below:

(a) “Affiliate” shall mean any corporation or other entity of which Recipient now or hereafter during the term of this Agreement owns or controls, directly or indirectly, at least fifty percent (50%) of such entity’s outstanding equity voting stock or other securities.

(b) “First Commercial Sale” shall mean the first sale of a Therapeutic Product by Recipient, Recipient’s Affiliates, successors, assigns, licensees or sub-licensees, after regulatory approvals in such country have been granted from the relevant regulatory authority in such country for such Therapeutic Product.

(c) “Net Sales” shall mean the gross contractual price of the Therapeutic Product(s) less returns, trade-ins, adjustments, allowances, discounts and similar charges and less sales, excise, value added and all other similar taxes, duty, export or import license fees, cost of packaging and crating, and insurance and freight charges with respect to the sale and delivery of the Therapeutic Product(s) when actually paid by Recipient, Recipient’s Affiliates, successors, assigns, licensees or sub-licensee.

(d) “Technology” also known as “Cellular Immunotherapy” shall mean the cancer treatment that was invented by Recipient at KUMC or any Therapeutic Product derived therefrom as provided for in patent #6,406,699, issued June 18, 2002.

(e) “Therapeutic Product” shall mean any form of the Technology including, but not limited to, label expansions, line extensions, and improvements thereon, which may be included in any supplement, modification, or addition to the filings for regulatory approval for such Technology.

2.6 Reimbursement of Patent Costs. Notwithstanding the provisions of Section 2.1 hereof, no payment shall be required until Recipient has received reimbursement for all costs associated with the patent of the Technology or with Recipient’s attempt to patent the Technology.

2.7 Patent Policy Payments. Recipient (and, pursuant to Section 8.3 hereof, his heirs, personal representatives, successors, and assigns) shall share in any payments received by RI as agent for KUMC relating to the sale Therapeutic Product(s) to the extent allowed pursuant to University of Kansas Medical Center Research Institute patent policy effective on the date when the Technology was disclosed by Recipient to KUMC.

ITEM II. All other terms and conditions of the Agreement (a copy of which is attached) shall remain in full force and effect.

In Witness Whereof, the parties hereto have set their signatures, in duplicate original, the day and year first above written.

	UNIVERSITY OF KANSAS MEDICAL CENTER	UNIVERSITY OF KANSAS MEDICAL CENTER RESEARCH INSTITUTE INC.

by:	/s/ Ted R. Knous	by:	/s/ Ted R. Knous
	Ted R. Knous, Ph.D.		Ted R. Knous, Ph.D.
	Title: Associate Vice Chancellor for Research Administration		Title: Executive Director

	Date: 2-16-06	Date: 2-16-06
	“KUMC”	“RI”

/s/ Gary W. Wood
GARY W. WOOD, Ph.D.

Date: 2-17-06
“Recipient”